Exhibit 99.1

News

Contact:
Investors: Rainey Mancini
(212) 284-3049

767 Fifth Avenue	Media: Alexandra Trower
New York, NY 10153	(212) 572-4430

THE ESTÉE LAUDER COMPANIES DELIVERS OUTSTANDING

FISCAL 2020 FIRST QUARTER RESULTS

Net Sales Increased 11% and Diluted EPS Rose 21%

Net Sales Increased 12% and Adjusted Diluted EPS Rose 20% in Constant Currency

Full Year Net Sales and EPS Guidance Raised in Constant Currency

New York, October 31, 2019 - The Estée Lauder Companies Inc. (NYSE: EL) today reported outstanding financial results for its first quarter ended September 30, 2019.  Net sales of $3.90 billion increased 11% from $3.52 billion in the prior-year period.  Excluding the impact of currency translation, net sales increased 12%.

Net earnings rose 19% to $595 million, compared with $500 million last year.  Diluted net earnings per common share increased 21% to $1.61, compared with $1.34 reported in the prior-year period.  Adjusted diluted earnings per common share, which excludes items detailed below, rose 19% to $1.67, or grew 20% in constant currency.

Fabrizio Freda, President and Chief Executive Officer said, “We have started fiscal year 2020 with terrific results. Our winning strategy based on multiple engines of growth helped us deliver an extraordinary performance, especially in light of the volatile global environment, reflecting the agility and resiliency we have created in our business model.

“Our sales growth was led by excellent results from our international markets, particularly in China and our other emerging markets, the skin care category, the travel retail and online channels globally, our Estée Lauder brand and several luxury brands, all of which grew double digits. In addition, all four of our biggest brands, each with annual sales well over $1 billion, grew globally. This demonstrates the enduring consumer interest in established brands and their proven, desirable products.

“Improved data analytics and consumer insights fueled our successful innovations and digital marketing, and our hero franchises continued to power our portfolio. We broadened our growth engines, activated new ones and invested in the best opportunities across our global strategic priorities.”

Freda added, “By leveraging our sales gains and maintaining a disciplined operational and financial focus, adjusted diluted earnings per share rose significantly. At the same time, we increased our advertising spending. With this strong start and continued confidence in our ability to execute effectively, we are raising our full year net sales and EPS guidance in constant currency.”

Adjusted diluted earnings per common share excludes restructuring and other charges and adjustments as detailed in the following table.

Reconciliation between GAAP and Non-GAAP

	Three Months Ended September 30, 2019				Three Months Ended September 30
	Net Sales		Diluted EPS		Diluted Earnings Per Share
(Unaudited)	% Change	% Change, Constant Currency	% Change	% Change, Constant Currency	2019	2018
As Reported Results (1)	11%	12%	21%	22%	$1.61	$1.34
Restructuring and other charges					.06	.10
Contingent consideration					—	(.02)
Transition Tax resulting from the TCJA					—	(.03)
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA					—	.02
Non-GAAP		12%	19%		$1.67	$1.41
Impact of foreign currency on earnings per share					.01
Non-GAAP, constant currency earnings per share				20%	$1.68

(1) Represents GAAP, except Constant Currency percentages

Net sales and operating income in the Company’s product categories and regions outside of the United States were unfavorably impacted by a stronger U.S. dollar in relation to most currencies.

Results by Product Category

	Three Months Ended September 30
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2019	2018	Reported Basis	Constant Currency	2019	2018	Reported Basis
Skin Care	$1,842	$1,486	24%	25%	$632	$466	36%
Makeup	1,443	1,406	3	4	104	161	(35)
Fragrance	462	472	(2)	(1)	66	55	20
Hair Care	136	143	(5)	(4)	—	14	(100)
Other	12	17	(29)	(29)	2	3	(33)
Subtotal	3,895	3,524	11	12	804	699	15
Returns/charges associated with restructuring and other activities	—	—			(25)	(47)
Total	$3,895	$3,524	11%	12%	$779	$652	19%

Total reported operating income was $779 million, a 19% increase from $652 million in the prior year.  Operating income increased 20% excluding the unfavorable impact of currency translation of $4 million and restructuring and other charges and adjustments of $25 million, compared to $36 million in the prior-year period.  This largely reflected higher net sales and disciplined cost management throughout the business while increasing advertising investment.

Skin Care

•                  Skin care net sales grew across all regions, led by Estée Lauder and La Mer.  Clinique and Origins also grew globally.

•                  The Estée Lauder brand delivered double-digit growth in all regions, reflecting continued strength in certain of its core product franchises, such as Advanced Night Repair, Micro Essence and Revitalizing Supreme, supported by successful innovations, including the launch of Advanced Night Repair Intense Reset Concentrate.

•                  Double-digit growth at La Mer, the luxury skin care brand, was broad based, with net sales increasing across every region and major channel, driven by higher net sales of existing products, including The Treatment Lotion and The Concentrate, as well as the relaunch of The Regenerating Serum.  Expanded targeted consumer reach also contributed to growth.

•                  Clinique’s growth was driven by increases in its hero moisturizers, including Moisture Surge, the Dramatically Different Moisturizing franchise and Smart Clinical, which drove growth in North America and travel retail.

•                  Operating income increased sharply, primarily from La Mer and Estée Lauder, reflecting higher net sales, that was partially offset by higher expenses to support strategic investments in technology and other select corporate functions.

Makeup

•                  Net sales growth in makeup was primarily driven by increases from Estée Lauder, M•A•C, Tom Ford Beauty and La Mer.  These increases were partially offset by lower net sales from Too Faced, BECCA and Clinique.

•                  Estée Lauder generated solid double-digit growth, driven by strength from its Double Wear line of products.

•                  M•A•C’s growth was led by double-digit sales increases in Greater China, Japan, Southeast Asia and Latin America, as well as targeted expanded consumer reach that supported strong growth in travel retail and online.  M•A•C’s sales from innovation grew mid-single digits, led by several new lip and foundation launches.

•                  Net sales from Tom Ford Beauty increased double digits, primarily driven by its lip color, eye shadow and cushion compact products in Asia/Pacific, as well as targeted expanded consumer reach, including the brand’s highly successful launch on Tmall this quarter.

•                  La Mer’s strong double-digit growth across international markets was largely driven by the continued success of The Luminous Lifting Cushion Foundation, as well as expanded targeted consumer reach.

•                  Makeup operating income declined, primarily reflecting lower net sales from Too Faced, Bobbi Brown and BECCA, as well as planned investments to support new product launches.

Fragrance

•                  Net sales decreased slightly in constant currency, as growth at Jo Malone London and Tom Ford Beauty was offset by lower net sales of certain designer fragrances.  Additionally, the Estée Lauder brand had a difficult comparison due to the launch of Beautiful Belle in the prior-year period.

•                  Jo Malone London’s net sales increase primarily reflected growth in hero products and franchises as well as the launch of Poppy & Barley and targeted expanded consumer reach.

•                  Increased net sales from Tom Ford Beauty reflected the continued success of certain Private Blend fragrances and the launch of Metallique.

•                  Fragrance operating income increased at Jo Malone London and Tom Ford Beauty, and also benefitted from expense management.

Hair Care

•                  Hair care net sales declined, reflecting lower net sales from Bumble and bumble, primarily in North American salon and specialty-multi channels, and difficult comparisons at Aveda, due to the successful launch of Cherry Almond Softening Shampoo and Conditioner in the prior-year period.

•                  Hair care operating income declined, reflecting the lower net sales.

Results by Geographic Region

	Three Months Ended September 30
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2019	2018	Reported Basis	Constant Currency	2019	2018	Reported Basis
The Americas	$1,160	$1,236	(6)%	(6)%	$175	$234	(25)%
Europe, the Middle East & Africa	1,677	1,433	17	19	377	257	47
Asia/Pacific	1,058	855	24	26	252	208	21
Subtotal	3,895	3,524	11	12	804	699	15

Returns/charges associated with restructuring and other activities	—	—			(25)	(47)
Total	$3,895	$3,524	11%	12%	$779	$652	19%

During the fiscal 2020 first quarter, changes were made to reflect certain Leading Beauty Forward enhancements made to the capabilities and cost structure of our travel retail business, which are primarily centralized in The Americas region, and resulted in a change to the royalty structure of the travel retail business to reflect the value created in The Americas region.  Accordingly, the fiscal 2019 operating income of The Americas was increased by $201 million, with a corresponding decrease in Europe, the Middle East & Africa to conform with the current year presentation.  The impact of such activities in the fiscal 2020 first quarter was comparable, so there was no material year-over-year change in operating results of either region attributable to such change.

The Americas

•                  The North America beauty industry decelerated from the prior-year period, driven primarily by soft color cosmetics sales.

•                  In North America, skin care continued to grow.  Sales of our hero products increased double-digits across all categories, and several brands gained share in key sub-categories, including mascara, moisturizers and serums.

•                 Fragrance declined in North America due, in part, to lower net sales at the Estée Lauder brand related to a difficult comparison from a launch in the prior-year period.

•                  While brick-and-mortar stores in North America remained challenged, net sales online continued to grow across brand.com and retailer.com.

•                  Net sales in Latin America grew double-digits in constant currency, led by gains in Mexico and Brazil.

•                  Operating income in The Americas declined, primarily reflecting lower net sales in North America, particularly in makeup, which was partially offset by higher results in Latin America.

Europe, the Middle East & Africa

•                  The Company generated strong net sales growth in the region, primarily due to strong double-digit gains in travel retail and online.  Every market in the region contributed to growth in constant currency.  Developed markets grew, led by double-digit increases in the Balkans and Switzerland, and emerging markets in the region grew, led by double-digit growth in Russia and the Middle East.

•                  Net sales growth from the Company’s travel retail business was broad-based, with double-digit growth in many of the brands, led by Estée Lauder, La Mer, Origins, Jo Malone London and Bobbi Brown.  Growth also reflected the increase in international passenger traffic, improved conversion and strategic investments to support both new and existing products.  In addition, successful innovations and expanded targeted consumer reach contributed to growth.

•                  The decline in travel retail in Hong Kong was offset by an acceleration in other Asian markets due to strong consumer demand for our products.

•                  Operating income increased, primarily reflecting strong double-digit growth in travel retail and disciplined cost management across the region.

Asia/Pacific

•                  The growth was broad-based, with nearly every market in the region growing and more than half growing double digits in constant currency.

•                  Greater China, Japan, Korea and the emerging markets in Southeast Asia each delivered double-digit net sales growth.  Within Greater China, growth accelerated in mainland while net sales in Hong Kong declined as a result of the events impacting key shopping areas.

•                  Nearly all brands generated double-digit net sales growth.

•                  Net sales in every product category and major channel increased double digits.

•                  Operating income increased, reflecting the higher net sales, partially offset by planned investments in advertising to support net sales growth.

Cash Flows from Operating Activities

•                  For the three months ended September 30, 2019, net cash flows used for operating activities were $170 million, compared with net cash flows used for operating activities of $119 million in the prior-year period.

•                  The increase resulted from an unfavorable net change in working capital, primarily accounts payable due to the timing of payments, but was partially offset by an increase in net earnings.

Outlook for Fiscal 2020 Second Quarter and Full Year

The Company continues to see strong consumer demand for its high-quality products, and for the fiscal year expects to grow ahead of the industry and to continue building global share.  The Company expects global prestige beauty to grow approximately 5-6% during the fiscal year, assuming no additional geopolitical risks materialize.  However, the Company is mindful of risks related to social, economic and political issues, including geopolitical tensions, regulatory matters, global security issues, currency volatility and economic challenges that could affect consumer spending in certain countries and travel corridors.

Given the current environment, the Company has reflected the following risks in its outlook:

•                  Continued softness of brick and mortar retail in the United States and United Kingdom impacting overall prestige beauty industry growth, especially in the makeup category.

•                  Costs associated with continued uncertainty related to Brexit in the United Kingdom.

•                  Risks associated with ongoing negotiations on trade agreements between the United States and several other countries.

•                  The expectation for a gradual moderation of net sales growth in China and travel retail from recent levels.

•                  Continued challenges in Hong Kong impacting key shopping areas.

Second Quarter Fiscal 2020

Sales Outlook

•                  Reported net sales are forecasted to increase between 7% and 8% versus the prior-year period, including a 1% unfavorable impact from currency translation. Excluding the currency impact, net sales are forecasted to grow 8% to 9%.

Earnings per Share Outlook

•                  Reported diluted net earnings per common share are projected to be between $1.75 and $1.79.  Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $1.83 and $1.86.

•                  Currency exchange rates are volatile and difficult to predict.  Using September 30, 2019 spot rates, the negative currency impact equates to about $.02 of diluted earnings per common share.

•                  On a constant currency basis, before restructuring and other charges and adjustments, diluted earnings per common share are expected to increase between 6% and 7%, reflecting increased spending to support innovation, holiday programs and key shopping moments to build share and acquire new consumers.

•                  The Company expects to take charges associated with Leading Beauty Forward of approximately $35 million to $40 million, equal to $.07 to $.08 per diluted common share.

Full Year Fiscal 2020

Sales Outlook

•                  Reported net sales are forecasted to increase between 7% and 8% versus the prior-year period, which includes a 1% unfavorable impact from currency translation.  Excluding the currency impact, net sales are forecasted to grow between 8% and 9%, above the high-end of the Company’s long-term growth goal of 6% to 8% and an increase from the previous estimate.

Earnings per Share Outlook

•                  Reported diluted net earnings per common share are projected to be between $5.58 and $5.69.  Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $5.85 and $5.93.

•                  Currency exchange rates are volatile and difficult to predict.  Using September 30, 2019 spot rates for the remaining quarters of fiscal 2020, the negative currency impact equates to about $.05 of diluted earnings per common share.

•                  On a constant currency basis, before restructuring and other charges, diluted earnings per common share are expected to increase between 10% and 12%, an increase from the previous estimate.

•                  The Company expects to take charges associated with previously approved restructuring and other activities relating to Leading Beauty Forward in fiscal 2020 of approximately $110 million to $125 million, equal to $.24 to $.27 per diluted common share.

Reconciliation between GAAP and non-GAAP

	Three Months Ending December 31, 2019 (F)				Three Months December 31
	Net Sales		Diluted EPS		Diluted Earnings Per Share
(Unaudited)	% Change	% Change, Constant Currency	% Change	% Change, Constant Currency	2019 (F)	2018
Forecast / actual results including restructuring and other charges and adjustments (1)	7%-8%	8%-9%	13%-16%	14%-17%	$1.75-$1.79	$1.55
Non-GAAP
Restructuring and other charges and adjustments					.07-.08	.08
Intangible asset impairments					—	.09
TCJA impacts					—	.02
Non-GAAP		8%-9%	5%-6%		$1.83-$1.86	$1.74
Impact of foreign currency on earnings per share					.02
Forecasted constant currency net sales growth and earnings per share				6%-7%	$1.85-$1.88

	Year Ending June 30, 2020 (F)				Twelve Months June 30
	Net Sales		Diluted EPS		Diluted Earnings Per Share
(Unaudited)	% Change	% Change, Constant Currency	% Change	% Change, Constant Currency	2020 (F)	2019
Forecast / actual results including restructuring and other charges and adjustments (1)	7%-8%	8%-9%	16%-18%	17%-19%	$5.58-$5.69	$4.82
Non-GAAP
Restructuring and other charges					.24-.27	.51
Contingent consideration					—	(.08)
Gain on liquidation of an investment in a foreign subsidiary, net					—	(.15)
Intangible asset impairments					—	.23
TCJA impacts					—	.01
Non-GAAP		8%-9%	9%-11%		$5.85-$5.93	$5.34
Impact of foreign currency on earnings per share					.05
Forecasted constant currency net sales growth and earnings per share				10%-12%	$5.90-$5.98

(1)    Represents GAAP, except Constant Currency percentages

(F) Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, October 31, 2019 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 7996338).  The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release, in particular those in “Outlook for Fiscal 2020 Second Quarter and Full Year,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements may address our expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results.  These statements may contain words like “expect,” “will,” “will likely result,”

“would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions.

Factors that could cause actual results to differ materially from our forward-looking statements include the following:

(1)     increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;

(2)     the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)     consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)     destocking and tighter working capital management by retailers;

(5)     the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)     shifts in the preferences of consumers as to where and how they shop;

(7)     social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)     changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)     foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)   changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)   shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;

(12)   real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)   changes in product mix to products which are less profitable;

(14)   the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)   the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)   consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)   the timing and impact of acquisitions, investments and divestitures; and

(18)   additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2019.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M•A•C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian, BECCA and Too Faced.

ELC-F

ELC-E

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; $ in millions, except per share data	Three Months Ended September 30		Percent
and percentages)	2019	2018	Change

Net Sales	$3,895	$3,524	11%
Cost of sales (A)	908	823	10%
Gross Profit	2,987	2,701	11%
Gross Margin	76.7%	76.6%
Operating expenses:
Selling, general and administrative (B)	2,185	2,008	9%
Restructuring and other charges (A)	23	41	(44)%
	2,208	2,049	8%
Operating Expense Margin	56.7%	58.1%
Operating Income	779	652	19%
Operating Income Margin	20.0%	18.5%
Interest expense	32	34	(6)%
Interest income and investment income, net	14	15	(7)%
Other components of net periodic benefit cost	1	—	100%
Earnings before Income Taxes	760	633	20%
Provision for income taxes (C)	162	131	24%
Net Earnings	598	502	19%
Net earnings attributable to noncontrolling interests	(3)	(2)	50%
Net Earnings Attributable to The Estée Lauder Companies Inc.	$595	$500	19%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$1.65	$1.36	21%
Diluted	1.61	1.34	21%

Weighted average common shares outstanding:
Basic	361.4	366.8
Diluted	368.6	374.4

(A) In May 2016, we announced a multi-year initiative (“Leading Beauty Forward”) to build on our strengths and better leverage our cost structure to free resources for investment to continue our growth momentum.  Leading Beauty Forward is designed to enhance our go-to-market capabilities, reinforce our leadership in global prestige beauty and continue creating sustainable value.  As of June 30, 2019, we concluded the approvals of all major initiatives under Leading Beauty Forward related to the optimization of select corporate functions, supply chain activities, and corporate and regional market support structures, as well as the exit of underperforming businesses, and expect to substantially complete those initiatives through fiscal 2021.  Inclusive of approvals from inception through June 30, 2019, we estimate that Leading Beauty Forward may result in related restructuring and other charges totaling between $950 million and $990 million, before taxes, consisting of employee-related costs, asset write-offs and other costs to implement these initiatives.  After its full implementation, we expect Leading Beauty Forward to yield annual net benefits, primarily in Selling, general and administrative expenses and, to a lesser extent, Cost of sales, of between $425 million and $475 million, before taxes.  These savings can be used to improve margin, mitigate risk and invest in future growth initiatives.

(B) The Company recorded $11 million of income within Selling, general and administrative expenses for the three months ended September 30, 2018, to reflect changes in the fair value of its contingent consideration related to certain of its fiscal 2015 and 2016 acquisitions. Changes in the fair value of contingent consideration was immaterial for the three months ended September 30, 2019.

(C) During the three months ended September 30, 2018, the Company recorded a net credit of $1 million equal to $.01 per common share related to the Tax Cuts and Jobs Act (“TCJA”).

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments

			Operating Expenses
(Unaudited; $ in millions, except per share data)	Sales Returns	Cost of Sales	Restructuring Charges	Other Charges/ Adjustments	Total	After Tax	Diluted Earnings Per Share
	Three Months Ended September 30, 2019
Leading Beauty Forward	$—	$2	$1	$22	$25	$21	$.06
Total	$—	$2	$1	$22	$25	$21	$.06

			Operating Expenses
(Unaudited; $ in millions, except per share data)	Sales Returns	Cost of Sales	Restructuring Charges	Other Charges/ Adjustments	Total	After Tax	Diluted Earnings Per Share
	Three Months Ended September 30, 2018
Leading Beauty Forward	$—	$6	$15	$26	$47	$37	$.10
Contingent consideration				(11)	(11)	(9)	(.02)
Transition Tax resulting from the TCJA						(10)	(.03)

Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA						9.02
Total	$—	$6	$15	$15	$36	$27	$.07

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and the changes in the fair value of contingent consideration, the Transition Tax and the establishment of a net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items.  The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the way the Company conducts and views its business.  Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period.  In the future, the Company expects to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict.  Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments

	Three Months Ended September 30, 2019					Three Months Ended September 30, 2018
(Unaudited; $ in millions, except per share data and percentages)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of foreign currency translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	% Change Non-GAAP	% Change Non-GAAP, Constant Currency
Net Sales	$3,895	$—	$3,895	$40	$3,935	$3,524	$—	$3,524	11%	12%
Cost of sales	908	(2)	906	10	916	823	(6)	817
Gross Profit	2,987	2	2,989	30	3,019	2,701	6	2,707	10%	12%
Gross Margin	76.7%		76.7%		76.7%	76.6%		76.8%

Operating expenses	2,208	(23)	2,185	26	2,211	2,049	(30)	2,019	8%	10%
Operating Expense Margin	56.7%		56.1%		56.2%	58.1%		57.3%
Operating Income	779	25	804	4	808	652	36	688	17%	17%
Operating Income Margin	20.0%		20.6%		20.5%	18.5%		19.5%

Provision for income taxes	162	4	166	—	166	131	9	140	19%	19%
Net Earnings Attributable to The Estée Lauder Companies Inc.	$595	$21	$616	$4	$620	$500	$27	$527	17%	18%
Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	$1.61	$.06	$1.67	$.01	$1.68	$1.34	$.07	$1.41	19%	20%

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; $ in millions)	September 30 2019	June 30 2019	September 30 2018
ASSETS
Current Assets
Cash and cash equivalents	$2,259	$2,987	$1,443
Short-term investments	—	—	550
Accounts receivable, net	2,294	1,831	2,214
Inventory and promotional merchandise	2,055	2,006	1,681
Prepaid expenses and other current assets	414	388	361
Total Current Assets	7,022	7,212	6,249
Property, Plant and Equipment, net	2,018	2,068	1,838
Operating lease right-of-use assets (A)	2,516	—	—
Other Assets	3,875	3,876	4,456
Total Assets	$15,431	$13,156	$12,543

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$520	$516	$183
Accounts payable	1,071	1,490	913
Operating lease liabilities (A)	346	—	—
Other accrued liabilities	2,653	2,599	2,467
Total Current Liabilities	4,590	4,605	3,563
Noncurrent Liabilities
Long-term debt	2,895	2,896	3,361
Long-term operating lease liabilities (A)	2,335	—	—
Other noncurrent liabilities	1,053	1,244	1,189
Total Noncurrent Liabilities	6,283	4,140	4,550
Total Equity	4,558	4,411	4,430
Total Liabilities and Equity	$15,431	$13,156	$12,543

(A) During the first quarter of fiscal 2020, the Company adopted Accounting Standards Codification (“ASC”) Topic 842 – Leases (“ASC 842”) using the modified retrospective transition approach permitted under the new standard for leases that existed at July 1, 2019, and, accordingly, the prior comparative periods were not restated.  The adoption of this standard impacted the Company’s consolidated balance sheet due to the recognition of right-of-use assets and associated lease liabilities related to operating leases as compared to the previous accounting.  The accounting for finance leases under ASC 842 is consistent with the prior accounting for capital leases.  The impact of the adoption of this standard on the Company’s consolidated statement of earnings and consolidated statement of cash flows was not material.

SELECT CASH FLOW DATA

	Three Months Ended
	September 30
(Unaudited; $ in millions)	2019	2018
Cash Flows from Operating Activities
Net earnings	$598	$502
Depreciation and amortization	143	132
Deferred income taxes	11	(9)
Other items	68	58
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(487)	(546)
Increase in inventory and promotional merchandise	(83)	(36)
Increase in other assets, net	(48)	(18)
Decrease in accounts payable and other liabilities	(372)	(202)
Net cash flows used for operating activities	$(170)	$(119)

Other Investing and Financing Sources/(Uses):
Capital expenditures	$(125)	$(128)
Proceeds (purchase) of investments, net	(5)	159
Payments to acquire treasury stock	(313)	(530)
Dividends paid	(156)	(141)
Proceeds (repayments) of current debt, net	5	(3)
Repayments of long-term debt, net	(5)	—

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